                                                                    EXHIBIT 99.1


NEWS RELEASE for May 5, 2004 at 7:30 AM EDT
CONTACT:  JACK DAVIS (INVESTOR RELATIONS) 501-376-0044
          Len Hall (media) 949-474-4300  len@allencaron.com
          Allen & Caron Inc



                KYZEN CORPORATION REPORTS FIRST QUARTER RESULTS;
                           COMMENTS ON ANNUAL MEETING

                     SEVENTH CONSECUTIVE PROFITABLE QUARTER

NASHVILLE, TN (May 5, 2004) . . . . Kyzen Corporation (OTCBB: KYZN.OB), a
specialty chemical company that is a leading provider of products and processes for precision cleaning applications in high-technology manufacturing environments, today announced results for the first quarter ended March 31, 2004.

         Revenues rose slightly to $1.60 million for the quarter ended March 31, 2004 as compared to revenues of $1.54 million during the same quarter in 2003. Net income increased 28% from $46,031, or $0.01 per diluted share, in the first quarter of 2003 to $59,067, or $0.01 per diluted share, for the first quarter of 2004.

         Kyle J. Doyel, Kyzen's President and CEO, said, "Consistently improving our revenues and controlling our costs have allowed Kyzen to achieve its seventh consecutive quarter of profitability. We continue our sales and product focus on the Technical Roads of Electronics, Semiconductors, Optics and Metal Finishing by developing superior products and consistent delivery. We are also continuing to develop our relationships with suppliers involved in other areas of the cleaning industry, as well as relationships with companies using other channels to the same market."

         Doyel continued, "There appears to be more activity in our electronics marketplace in the last six months. We see it in increased interest with our new cleaning products, and we are also hearing that capital equipment suppliers are confirming a similar upward movement in this market for their products."

         For the first quarter ended March 31, 2004, gross profit margins were 55.9% versus gross margins of 56.9% for the first quarter in 2003. The Company attributes the decline in gross margins to recent increases in the cost of certain raw materials from suppliers due to increased energy costs.

         On April 27, 2004, the Company held its Annual Meeting of Shareholders in Brentwood, Tennessee. Directors Jack Davis and Kyle Doyel were re-elected to serve as directors until the Company's Annual Meeting of Shareholders in 2007.

                                 MORE-MORE-MORE




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KYZEN REPORTS FIRST QUARTER RESULTS
Page 2-2-2



         The Company's balance sheet at March 31, 2004 showed a current ratio of 3.1:1, total assets of $2.73 million, working capital of $1.50 million, cash and cash equivalents of $509,421 and shareholders' equity of $1.96 million.

         Kyzen Corporation is a specialty chemical company and a leading provider of products and processes for precision cleaning applications in high-technology manufacturing environments.


Management has included in this press release certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions are intended to identify forward-looking statements. Such statements are, by their nature, subject to certain risks and uncertainties. Among the factors that could cause actual results to differ materially from those projected are the following: business conditions and the general economy as they affect interest rates and manufacturing output; business conditions as they affect manufacturers of chemical raw materials; trends toward miniaturization and the use of lead-free soldering and solder bumping techniques by assemblers of electronic components; the rate of growth within the Technical Road markets; the Company's ability to successfully implement its Technical Roads plan; the emergence of new competitors; the Company's ability to control costs including selling, marketing, general and administrative expenses and research and development expenses; the availability of raw materials at favorable prices from suppliers; the federal, state and local regulatory environment; changes in the Company's liquidity or capital resources;; changes in accounting policies and practices; changes in the financial condition, corporate strategy or technology of the Company's primary customers; the Company's ability to attract new customers; the ability of the Company to develop new competitive product lines or add product lines through marketing agreements or licensing agreements; the Company's ability to capitalize on its existing relationships to expand into new markets; and acceptance of the Company's new products by the Company's existing and potential customers. Actual results, events and performance may differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  TABLE FOLLOWS

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                       KYZEN REPORTS FIRST QUARTER RESULTS

Page 3-3-3


                                KYZEN CORPORATION
                        Statements of Income (Unaudited)

                                                                              Three Months Ended

                                                                                  March 31,

                                                                            2004                 2003
                                                                         -----------          -----------
Net sales                                                                $ 1,603,868          $ 1,544,809

Cost of sales                                                                707,919              665,422

Gross profit                                                                 895,949              879,387

Operating costs and expenses:

         Selling, marketing, general and administrative expenses             704,271              687,807

         Research and development expenses                                   132,474              146,271

                  Total operating expenses                                   836,745              834,078

                  Operating  income                                           59,204               45,309


Other (expense) income                                                          (137)                 722

Net income                                                               $    59,067          $    46,031

         Net income per share - basic                                    $      0.01          $      0.01

         Net income per share - diluted                                  $      0.01          $      0.01

         Weighted average shares outstanding - basic                       4,690,119            4,776,887

         Weighted average shares outstanding - diluted                     4,740,450            4,776,887


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